As filed with the Securities and Exchange Commission on April 1, 2026

Registration No. 333-150067

Registration No. 333-185350

Registration No. 333-218242

Registration No. 333-256955

Registration No. 333-287107

Registration No. 333-287108

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-150067

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-185350

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-218242

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-256955

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-287107

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-287108

UNDER

THE SECURITIES ACT OF 1933

GREAT LAKES DREDGE & DOCK CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	20-5336063
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9811 Katy Freeway, Suite 1200

Houston, Texas 77024

(Address of Principal Executive Offices) (Zip Code)

Great Lakes Dredge & Dock Corporation 2007 Long-Term Incentive Plan

Great Lakes Dredge & Dock Corporation Employee Stock Purchase Plan

Great Lakes Dredge & Dock Corporation 2017 Long-Term Incentive Plan

Great Lakes Dredge & Dock Corporation 2021 Long-Term Incentive Plan

Great Lakes Dredge & Dock Corporation 2021 Long-Term Incentive Plan, as Amended

Great Lakes Dredge & Dock Corporation 2025 Employee Stock Purchase Plan

(Full titles of the plans)

Scott Kornblau

Senior Vice President and Chief Financial Officer

Great Lakes Dredge & Dock Corporation

9811 Katy Freeway, Suite 1200

Houston, Texas 77024

(346) 359-1010

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Philip Richter

Ryan Messier

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004

(212) 859-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These post-effective amendments (the “Post-Effective Amendments”), filed by Great Lakes Dredge & Dock Corporation, a Delaware corporation (the “Company”), remove from registration all shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”) previously registered under the following Registration Statements on Form S-8 filed by the Company (collectively, the “Registration Statements”) with the U.S. Securities and Exchange Commission (the “SEC”) pertaining to the registration of shares of Common Stock.

•

Registration No.  333-150067, which was previously filed with the SEC on April 3, 2008, registering 5,800,000 shares of Common Stock under the Great Lakes Dredge & Dock Corporation 2007 Long-Term Incentive Plan;

•

Registration No.  333-185350, which was previously filed with the SEC on December 7, 2012, registering 2,500,000 shares of Common Stock under the Great Lakes Dredge & Dock Corporation Employee Stock Purchase Plan;

•

Registration No.  333-218242, which was previously filed with the SEC on May 25, 2017, as amended by the Post-Effective Amendment No. 1 (No. 333-218242), previously filed with the SEC on June 10, 2021, registering 5,000,000 shares of Common Stock under the Great Lakes Dredge & Dock Corporation 2017 Long-Term Incentive Plan;

•

Registration No.  333-256955, which was previously filed with the SEC on June 10, 2021, registering 1,500,000 shares of Common Stock under the Great Lakes Dredge & Dock Corporation 2021 Long-Term Incentive Plan;

•

Registration No. 333-287107, which was previously filed with the SEC on May 8, 2025, registering 3,000,000 additional shares of Common Stock under the Great Lakes Dredge & Dock Corporation 2021 Long-Term Incentive Plan, as amended; and

•

Registration No. 333-287108, which was previously filed with the SEC on May 8, 2025, registering 2,500,000 shares of Common Stock under the Great Lakes Dredge & Dock Corporation 2025 Employee Stock Purchase Plan.

On February 10, 2026, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Saltchuk Resources, Inc., a Washington corporation (“Parent”), and Huron MergeCo., Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). On April 1, 2026, pursuant to the Merger Agreement, Merger Sub merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger and the other transactions contemplated by the Merger Agreement, the Company has terminated all offerings of the Company’s securities registered pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. The Company, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all plan interests and any and all securities registered for issuance under the Registration Statements that remain unsold as of the date hereof. This filing is made in accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration by means of a post-effective amendment any securities that had been registered for issuance that remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this April 1, 2026.

GREAT LAKES DREDGE & DOCK CORPORATION

By:	/s/ Scott Kornblau
Name: Scott Kornblau
Title: Senior Vice President and Chief Financial Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.